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Exhibit 99.1

PRESS RELEASE


              JACKSONVILLE BANCORP ANNOUNCES EXTENSION OF COMMUNITY
                                    OFFERING

JACKSONVILLE, Fla., April 1, 2002 - Jacksonville Bancorp, Inc. (OTC: JAXB), announced today that it has extended the expiration of its community stock offering to the general public from March 29, 2002, to April 30, 2002, 5:00 p.m., Eastern Time, in order to provide investors with more time to participate in the offering.

During the community offering, new investors are able to purchase units consisting of 2 shares of common stock and 1 warrant. Each warrant included in the units is exercisable at $13.00 until September 30, 2004. The units are being offered at the price of $21.00 per unit, with a minimum purchase of 25 units ($525.00).

The Company is seeking to raise $4.5 million in additional capital through this ongoing community offering, which follows the rights offering to existing shareholders completed in February 2002. The additional capital will be used to fund the Company's growth strategy in the Northeast Florida market, including supporting its position as a well capitalized bank, taking advantage of strong growth and revenue-enhancing opportunities, and providing more convenience and services to existing and future customers.

Further, if all 225,000 units being offered are subscribed, the Company believes it will substantially meet the criteria for listing on the NASDAQ SmallCap Market. If the Company's application for listing is accepted, more active trading of the common stock will likely result, which should be beneficial to all shareholders.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999, and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE, OTHER THAN HISTORICAL INFORMATION, ARE FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS, ASSUMPTIONS, AND UNCERTAINTIES. THE RISKS, UNCERTAINTIES, AND FACTORS AFFECTING ACTUAL RESULTS, INCLUDE BUT ARE NOT LIMITED TO: (I) THE RISKS ASSOCIATED WITH NEW BUSINESSES; (II) GENERAL ECONOMIC AND POLITICAL CONDITIONS: (III) COMPETITIVE CONDITIONS; (IV) CHANGES IN BANK REGULATORY LEGISLATION AND MONETARY POLICIES;
(V) CHANGES IN THE INTEREST RATE ENVIRONMENT; (VI) SUCCESS IN MINIMIZING CREDIT RISK AND NONPERFORMING ASSETS; (VII) CHANGES IN RELEVANT ACCOUNTING PRINCIPLES; AND (VIII) THE PACE OF TECHNOLOGICAL CHANGE IN THE BANKING INDUSTRY. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. ADDITIONAL INFORMATION CAN BE FOUND REGARDING RISK FACTORS IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.